Exhibit 10.8

December 22, 2011

TERMS OF ROLE

This document outlines the terms of your employment with Safety-Kleen Systems, Inc. (the “Company” or “Safety-Kleen”).

Name:	Jeff Richard

Effective Date :	December 1, 2011

Title:	EVP, Chief Financial Officer

Location:	Plano, TX

Reporting To:	Bob Craycraft, President and CEO

Base Pay:	Weekly: $7,403.85	Annualized: $385,000

Employment Term:

The employment relationship created under this agreement will begin on the Effective Date and continue for an initial term of one (1) year (or until later termination if this agreement is renewed as provided hereunder) unless earlier terminated by either you or the Company. The term of this agreement shall be automatically renewed for an additional one (1) year term on the first anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, unless terminated by either party upon giving at least sixty (60) days written notice (a “Non-Renewal Notice”) to the other party prior to the end of the initial term or, as applicable, a renewal term.

Annual Incentive Plan:

You are eligible to participate in the Company’s Annual Incentive Plan (the “AIP”) for your position, pursuant to the terms of such plan, a copy of which is attached. Effective December 1, 2011, your annual incentive target is 67% (Threshold bonus percentage is 33.5%, Maximum bonus percentage is 100.5%) of your base pay earnings, contingent upon meeting the plan goals and performance objectives established for your position.

Safety-Kleen Equity Plan:

During the Employment Term, you shall be eligible to participate in the Safety-Kleen Equity Plan, as may be amended from time to time (the “Equity Plan”), pursuant to the terms of such plan, a copy of which is attached. As soon as administratively practicable after the Effective Date, you shall receive an award of stock options equal in value to 100% of your annualized base pay at the time of award. Beginning in 2012, and continuing throughout the Employment Term, you shall be eligible to receive additional awards of stock options under the Equity Plan each year equal in value to 100% of your annualized base pay at the time of award. Awards made in 2012 and later shall generally be awarded in December of the applicable year, and are subject to approval of the Safety-Kleen, Inc. Board of Directors and both your and Safety-Kleen, Inc.’s performance.

SAFETY-KLEEN SYSTEMS, INC. • 5360 LEGACY DRIVE • BLDG. 2, SUITE 100 • PLANO, TX 75024 • 972-265-2000 • FAX 972-265-2973

Severance Protection:

If your employment is terminated by the Company without Cause or you resign for Good Reason, then you shall receive fifty-two (52) payments of your weekly base pay, payable in accordance with the Company’s normal payroll procedures (the “Severance Payments”), beginning with the first payroll period following your effective date of termination (the “Date of Termination”). Each of the foregoing payments shall be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In addition, if the Company delivers a Non-Renewal Notice to you, then you shall be entitled to the Severance Payments beginning with the first payroll period following the last day of the Employment Term, provided that (i) your employment terminates on or before the last day of the Employment Term, and (ii) you do not continue employment with the Company following the end of the Employment Term pursuant to another employment agreement or upon mutual agreement with the Company (written or oral). If you are a participant in the AIP during the year in which your employment terminates, you rights regarding a bonus upon your termination of employment will be governed by and subject to the terms and conditions of the AIP plan document.

Notwithstanding anything herein to the contrary, no Severance Payments shall be payable to you upon a termination without Cause in connection with a “Change in Control” (as defined in the Equity Plan) if, on or before the effective date of such Change in Control, the Company, Parent or a successor thereto offers you employment for the period on or after such Change in Control that is at least equal to the remainder of your Employment Term with substantially equivalent responsibilities and at least as favorable compensation, severance benefits, and location.

For purposes of this agreement, the term “Cause” shall mean: (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from disability or other causes beyond your reasonable control); or (ii) the willful engaging by you in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) embezzlement or other fraud committed by you, at your direction or with your personal knowledge, to the detriment of Parent, the Company or their direct or indirect subsidiaries, as determined by Parent’s Board of Directors in its sole discretion; or (iv) your conviction, commission, or plea of nolo contendere for any criminal offense or commission by you of any act that Parent’s Board of Directors in its sole discretion considers materially damaging or discrediting to Parent, the Company or their direct or indirect subsidiaries; in case of (i), and (ii) above with notice or a reasonable opportunity to cure such matter.

For purposes of this agreement, the term “Good Reason” shall mean your resignation from employment following the occurrence of one or more of the following conditions without your consent: (i) a material diminution in your title, authority, duties, or responsibilities; (ii) a material diminution in your base pay or target bonus opportunity (and any such diminution that constitutes Good Reason shall not be taken into account in calculating your Severance Payments); (iii) a requirement that you relocate to a geographic area that is more than fifty (50) miles from Plano, Texas; or (iv) any other material violation by Parent or the Company of this agreement. None of the foregoing events or conditions shall constitute Good Reason unless (i) within sixty (60) days after you first have actual knowledge of the existence of such condition unless such event or condition continues beyond thirty (30) days without cure after you have provided the Company with written notice that you believe in good faith that such condition giving rise to such claim of Good Reason has occurred, so long as such notice is provided. You shall not be considered to have resigned for Good Reason unless you notify the Company of your resignation not more than ninety (90) days after the end of the thirty (30) day cure period. Notwithstanding anything herein to the contrary, (x) a Non-Renewal Notice by the Company shall not constitute Good Reason; and (y) you cannot resign for Good Reason on or after receiving a Non-Renewal Notice from the Company.

Benefits:	You will be eligible to participate in the Company’s employee benefits programs pursuant to the terms of each such program, as amended from time to time.

Vacation:

During the Employment Term, you will be entitled to four (4) weeks’ paid vacation during each calendar year (prorated for 2011 based on actual number of days this Agreement was in effect). Vacation shall be taken at such times and intervals as you determine, subject to the reasonable business needs of the Company, in accordance with the Company’s vacation policies and procedures.

Section 409A:

It is the intent of the parties that all Severance Payments either be excluded from the definition of deferred compensation subject to Section 409A, or if not so excluded to comply with all requirements of Section 409A, and to the maximum extent permitted by law, this agreement shall be so construed and administered. Without limiting the foregoing, if you incur a termination of employment that does not constitute a “separation from service” as defined in Section 409A, then, to the extent that any payment pursuant to this agreement is subject to Section 409A, your right to such payment shall be fully vested and nonforfeitable upon the occurrence of the termination of employment, but payment of such amount shall be deferred until the date on which you incur a separation from service. In addition, in the event that you are a “specified employee” as defined in Section 409A as of your Date of Termination, to the extent required by applicable law, payment of any amount specified in this agreement which is not otherwise exempt from Section 409A will not commence until six (6) months and one (1) day following the date of your Date of Termination (the “Delayed Commencement Date”). Upon the occurrence of the Delayed Commencement Date, that portion of such amounts which would have been paid during the six (6) month period will be paid to you in a lump sum on such date and the remainder of such amounts, if any, will be paid pursuant to the terms of this agreement.

Acknowledgement

I understand and agree to the terms contained herein; I agree that these terms supersede all prior employment offers or agreements with Safety-Kleen (or any subsidiary or affiliate) and that all such prior employment offers or agreements are hereby terminated.

I understand and agree that my title, pay and benefits plans may be amended or revised by Safety-Kleen at any time during my employment, to the extent not inconsistent with the terms of this agreement.

I agree to execute, comply with and be bound by the Non-disclosure, Non-solicitation and Non-competition Agreement attached hereto as Exhibit “A”. I agree to treat the terms of this Agreement as strictly confidential, and will not disclose the same to any Company employees other than those involved in the preparation and negotiation of this Agreement.

I understand and agree that my relationship with Safety-Kleen will continue to be “at-will”, meaning that either I or the Company may elect to end the employment relationship at any time for any reason, with or without notice, without continuing obligations other than those related to the applicable employee benefits programs or as specifically set forth in this document.

Accepted and Agreed By:		Witnessed By:

/s/ Jeffrey O. Richard	1/19/12	/s/ Robert M. Craycraft	1/19/12
Jeff Richard	Date	Bob Craycraft	Date
EVP, Chief Financial Officer		President and Chief Executive Officer

AMENDMENT TO TERMS OF ROLE

June 11, 2012

This document outlines the terms and conditions of the amendment to your Terms of Role between you and Safety-Kleen Systems, Inc. (the “Company” or “Safety-Kleen”).  Except as specifically modified by this Amendment to Terms of Role, the terms and conditions of your Terms of Role shall remain in effect and terms not defined in this Amendment to Terms of Role shall have the same meanings as contained in the Terms of Role.

Name:	Jeffrey Richard

Effective Date(s):	May 11, 2012, provided, however that the changes to the “Base Pay” set forth below shall be effective April 22, 2012.

Base Pay:	Weekly: $7,596.15	Annualized: $395,000

Transaction Bonus:

You are eligible to receive a bonus equal to 15.0% of the Transaction Bonus Pool (as defined below) in the event a “Transaction” (as defined below) closes on or before May 11, 2013, payable in a lump sum cash payment on the date the Transaction closes (less applicable withholdings and taxes) (the “Transaction Bonus”). Your right to the Transaction Bonus shall terminate if (i) a Transaction does not close on or before May 11, 2013 or (ii) your employment is terminated prior to the date the Transaction closes for any reason other than as a result of death, Disability (as defined below), termination by the Company for Cause or termination by you for Good Reason. If, prior to the date the Transaction closes, your employment is terminated by the Company without Cause, by you for Good Reason, or due to your death or Disability, then, if a Transaction closes on or before May 11, 2013, you shall be eligible to receive a Transaction Bonus on the date the Transaction closes as if you were still actively employed on such date.

For purposes of the Transaction Bonus:

“Transaction Bonus Pool” means 1% of the Equity Value over $1 billion.

“Equity Value” means in the case of a Transaction structured as a stock purchase or a merger with Safety-Kleen, Inc., SK Holding Company, Inc. or the Company (the “Acquired Company”), (a) the price to be paid to the Acquired Company’s stockholders by the buyer for 100% of the outstanding shares of common stock (determined on a fully-diluted basis) of the Acquired Company or (b) if the buyer does not purchase 100% of the Acquired Company’s outstanding shares (on a fully diluted basis) the amount that would have been paid by the buyer if the buyer had purchased 100% of the Acquired Company’s outstanding shares (on a fully diluted basis), assuming the same purchase price per share being paid for 100% of the Acquired Company’s outstanding shares (on a fully diluted basis).

“Transaction” means any one person, or more than one person acting as a “group” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), acquires the ownership of stock in the Acquired Company that, together with stock held by such person or group, constitutes eighty percent (80%) or more of the total fair market value or total voting power of the stock of the Acquired Company. Notwithstanding the foregoing, a Transaction shall be deemed to have occurred only if the event is also a “change in the ownership” or a “change in the ownership of a substantial portion of the assets” in each case as defined in Treasury Regulation 1.409A-3(i)(5) or successor guidance thereto.

“Disability” means you meet one of the following requirements (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company for its employees.

Change in Control Severance Protection:

From the Effective Date until May 11, 2013, the following severance protection shall be applicable in the event of a Change in Control instead of the first and second paragraphs of the Severance Protection section of your Terms of Role:

If your employment is terminated by the Company without Cause or you resign for Good Reason following a “Change in Control” (as defined in the Equity Incentive Plan) or within six (6) months prior to a Change in Control, then you shall receive (i) fifty-two (52) payments of your weekly base pay, payable in accordance with the Company’s normal payroll procedures, beginning with the first payroll period following your Date of Termination; (ii) a bonus payment for the year in which your Date of Termination occurs, in accordance with the AIP achievements at the planned payout date, payable at the time payments are made to other participants under the AIP (with no pro-ration of the payout if only partial performance year completed) and (iii) if you are eligible for, and timely elect, COBRA continuation coverage under the Company’s group health plan for you (and your eligible dependents), payment by the Company of the premium for such COBRA continuation coverage until the earlier of (A) the date that is twelve (12) months following your Date of Termination, or (B) the date COBRA coverage under the

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Company’s group health plan would otherwise end (other than for non-payment of premiums) (collectively, (i), (ii) and (iii) are referred to herein as the “CIC Severance Payments”). You understand and agree that you will be solely responsible for payment of all COBRA premiums for any COBRA continuation coverage available after the time period set forth in (iii) of the immediately preceding sentence. Each of the CIC Severance Payments shall be treated as a separate payment for purposes of Section 409A.

Acknowledgement

I understand and agree to the terms contained herein; I agree that these terms amend my Terms of Role.

I understand and agree that my title, pay and benefits plans may be amended or revised by Safety-Kleen at any time during my employment, to the extent not inconsistent with the terms of this agreement.

I agree to treat the terms of this Agreement as strictly confidential, and will not disclose the same to any Company employees other than those involved in the preparation and negotiation of this Agreement.

I understand and agree that my relationship with Safety-Kleen will continue to be “at-will”, meaning that either I or the Company may elect to end the employment relationship at any time for any reason, with or without notice, without continuing obligations other than those related to the applicable employee benefits programs or as specifically set forth in this document.

Accepted and Agreed By:		Witnessed By:

/s/ Jeffrey O. Richard	6/21/2012	/s/ Robert M. Craycraft	6/22/2012
Jeffrey Richard	Date	Bob Craycraft	Date
President and Chief Executive Officer

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